Exhibit 10.4

1820 East Ray Road • Chandler, AZ 85225 Phone: 480.656.8325 www.championsbiotechnology.com
January 5, 2009
Mark Schonau
1748 East Queen Palm Drive
Gilbert, Arizona 85234
Dear Mark,
On behalf of Champions Biotechnology, Inc., we are pleased to offer you the position of Chief Financial Officer. You will be reporting to Doug Burkett, President of Champions Biotechnology, Inc. (CBI) currently located in Chandler, Arizona. This letter outlines the terms of your proposed employment offer as a full-time employee:
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Commencement of Employment: Your employment start date will be January 19, 2009. Your employment with the Company at all times will be at-will, meaning either you or the Company can terminate the employment relationship, with or without cause, and with or without notice, at any time.

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Compensation: Your gross salary per pay period (24 periods per year) will be $7,708.33, which is $185,000 annually. Your salary is based on a minimum 40-hour standard workweek whether working in the Chandler, Arizona office, or traveling for the company.

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Champions Biotechnology Stock Option Grant: Upon commencement of employment, and subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 233,000 shares of the Company’s common stock under the terms of the Company’s 2008 Equity Incentive Plan and the terms set forth in the option grant agreement, which will be provided to you after you commence employment. The share price for the stock options will be based on the fair market value of Champions Biotechnology stock on the date of approval by the Board of Directors. Your stock will vest over a three year period. Upon completion of one full year of service, 1/3rd of your options will be fully vested. Upon completion of two full years of service, 2/3rd of your options will be fully vested. Upon completion of three full years of service, 100% of your stock options will be fully vested. Options shall not vest on any pro rata basis for any partial years of employment.

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Executive Benefit Programs. As an Executive, you shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, as listed below, provided that you qualify or are otherwise eligible to participate under the terms of such programs. Except as may be limited by applicable law, the Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated persons.

Confidential
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Bonus: Each year the Compensation Committee evaluates the Company’s performance objectives and market competitive executive compensation data to determine and approve the goals and targets of the Executive Incentive Plan. In fiscal year 2009, you are eligible to participate in the Company’s Executive Incentive Plan at up to 20% of your annual base salary, paid in cash, stock or stock options, or any combination thereof, at the Company’s sole discretion, as well as eligible to receive a Restricted Stock Unit (RSU) grant of 35,000 shares; as determined by your achievement of specific personal and Company objectives, as determined by the Company in its sole discretion. Bonus payment will be prorated based upon your start date in relation to the Company fiscal year-end. Complete details of the Plan will be provided to you following your hire.

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401(k) Alternative Match Opportunity: The Company at this time does not offer a 401(k) to its employees and as such an employer match toward a 401(k) is not currently available. If the Company adds 401(k) employee benefits at a later date then your 401(k) benefits will be commensurate with benefits provided to other Company employees.

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Health Insurance: You will be eligible to join Champions Biotechnology Group Medical & Dental Plan on the first day of the month following your date of hire. Participation in that plan shall be governed by the terms and condition set forth in the plan documents.

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PTO: You will be eligible to begin accruing Paid Time Off the first day of the month following 90 calendar days of employment. During the first year of service you are eligible to accrue and use up to 18 days of PTO. PTO accrual, carryover, and payment of PTO upon termination of employment shall be subject to and in accordance with the Company’s PTO policies and practices.

•	Holidays: You will be eligible to take advantage of paid Holidays offered by the Company. The Company offers 11 paid Holidays to full-time employees.
•	Other Reimbursement: Employees who drive their own cars on business trips are reimbursed the prevailing company/IRS mileage reimbursement rate plus parking and tolls.

Confidential
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Severance: In the event of an involuntary termination of your employment by the Company due to a reduction in force/downsizing, a change in Company direction, a relocation by the Company of Executive’s principal work site to a facility located a significant distance outside the greater Phoenix, Arizona metropolitan area, or job elimination, the Company will provide a severance payment equivalent to six pay periods, $46,250, based on annual base salary of $185,000, provided that you deliver to the Company a full release acceptable to the Company. If termination is with “cause” (as defined in the following sentence) no severance is payable. For purposes of this letter, the term “cause” shall mean (i) the inability, failure or refusal of the Executive to perform the duties or render the services reasonably assigned to him from time to time by the President in a competent manner, (ii) negligence or willful misconduct by the Executive in the performance of his duties as an employee of the Company or the inability of the Executive to maintain a professional relationship with the Company’s staff and related persons, (iii) the charging or indictment of the Executive in connection with a crime, (iv) the affiliation, directly or indirectly, of the Executive, for his profit or financial benefit, with any person or entity that competes, in any material way, with the Company, (v) the disclosing or using of any confidential information or trade secrets of the Company at any time by the Executive, except as required in connection with his duties to the Company, (vi) the breach by the Executive of his fiduciary duty or duty of trust to the Company, (vii) chronic absenteeism, (viii) substance abuse, or (ix) any other material breach by the Executive of any of the terms or provisions of this letter or any other agreement between the Company and the Executive, which other material breach is not cured within ten (10) business days of notice by the Company or which is not curable.

In order to comply with the Immigration Reform and Control Act of 1986 and applicable state law, you will be required to verify your legal right to work in the United States through the presentation of documents establishing your identity and authorizing your right to work in the United States within three business days of beginning your new position.
Finally, as a condition of your employment with the Company, you must also execute the Company’s Business Protection Agreement, a copy of which will be provided to you. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters. Also, as with all of the Company’s offers to prospective employees, this offer is contingent upon satisfactory completion of those portions of the Company’s standard due diligence (including background and reference checks as may be applicable to your prospective employment).
This letter supersedes any previous correspondence or offer and contains the Company’s entire offer. This letter does not constitute an employment contract, nor should it be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time. Any salary figures are not intended to create an employment contract for any specific period of time and thus your employment is at-will; either you or the company can terminate it at anytime with or without cause.

Confidential
Should you agree and accept the Company’s offer, by doing so, you represent and warrant that you are free to accept this offer of employment and that you doing so does not breach any contract or agreement which you have any other entity and is not in violation of any legal duty you have to any other entity.
Mark, we look forward to you joining the Champions Biotechnology team. We believe you will enjoy the challenges and opportunities that lie ahead in our dynamic business and that you have the skills and talent necessary to be a strong contributor to our mutual growth.
To formally accept this offer, please sign, date and return this letter via PDF or facsimile (480-656-8326) and mail the original to my attention by no later than January 8, 2009 confirming your acceptance of this offer. Should you have any questions, please do not hesitate to call me. Congratulations on your new position, and I look forward to your contribution to Champions Biotechnology. If you have any questions please do not hesitate to contact me.
Sincerely,

/s/ Douglas D. Burkett Douglas D. Burkett, Ph.D. President Champions Biotechnology, Inc.
Accepted:

Mark R. Schonau	Date